PANGLOBAL BRANDS INC.

PANGLOBAL BRANDS INC. ANNOUNCES AGREEMENT TO ACQUIRE MYNK CORPORATION

Los Angeles, California – February 16, 2007 – Panglobal Brands Inc. (OTCBB: PNGB) (“Panglobal”) announced today the signing of a share exchange agreement with Mynk Corporation and its shareholders to acquire all of the issued and outstanding shares of Mynk Corporation. Panglobal expects to complete the transaction and acquire Mynk Corporation as its wholly-owned and operating subsidiary in March 2007.

In consideration for all of the 13,000,000 issued and outstanding shares of Mynk, Panglobal has agreed to exchange 3,749,995 of its shares; in addition, $390,000 of shareholder loans will be converted to 975,000 shares of Panglobal.

Mynk Corporation is located in Los Angeles and is engaged in the design, production and sale of clothing and accessories. It is through Mynk Corporation that Panglobal intends to begin its operations as a company engaged in the fashion industry.

The Panglobal shares to be issued pursuant to the share exchange agreement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act of 1933. Panglobal has agreed to use its best efforts to file a registration statement in respect of the resale of half of the shares issued pursuant to the share exchange agreement within a reasonable time following the closing date of the agreement.

On behalf of the Board of Directors,

Stephen Soller, CEO and Director

PANGLOBAL BRANDS INC.

For further information please contact:

Felix Wasser, CFO

(818) 788-7440

Notice Regarding Forward-Looking Statements:

This press release contains statements, which may constitute "forward-looking statements" regarding our intent, belief or current expectations. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this release include, among others, the expectation and/or claim, as applicable, that Panglobal will acquire Mynk Corporation as its wholly-owned and operating subsidiary or that Panglobal will begin its operations as a company engaged in the fashion industry and that Panglobal will file a registration statement in respect of the resale of half of the shares issued pursuant to this share exchange agreement within a reasonable time following the closing date of this agreement.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the inherent uncertainties and speculative nature associated with the fashion industry; (ii) changes in economic conditions; (iii) the risk that Panglobal does not execute its business plan; and, (iv) the risk that the share exchange agreement does not close and Panglobal does not acquire Mynk Corporation as its subsidiary. These forward-looking statements are made as of the date of this news release and Panglobal assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although Panglobal believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in Panglobal’s reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.